Exhibit 99.1

Investor Contact: Stewart A. Fisher

EVP and CFO

(610) 409-2225

stewart.fisher@accellent.com

For Immediate Release

Accellent Inc. Announces Fourth Quarter 2006 Financial Results

Wilmington, MA. (February 27, 2007) — Accellent Inc. (the “Company”), a wholly owned subsidiary of Accellent Holdings Corp. (“Accellent”), announced results for the three and twelve months ended December 31, 2006.

Historical Financial Results

Fourth Quarter Financial Results

Net sales for the fourth quarter of 2006 decreased 11% to $107.8 million compared with $120.9 million in the corresponding period of 2005.  The net loss for the fourth quarter of 2006 was $(7.7) million compared to a net loss in the corresponding period of 2005 of $(116.7) million.The net loss for the fourth quarter of 2005 includes $126.5 million in one-time charges related to the Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Bain Capital (“Bain”) acquisition of the Company on November 22, 2005 (the “2005 transaction”).  One-time charges primarily related to the 2005 transaction and incurred during the fourth quarter of 2005 include:  merger related costs of $47.9 million, debt prepayment penalties of $29.9 million, write-off of deferred financing costs of $14.4 million, $2.4 million of bridge loan expenses, stock-based compensation charges of $13.1 million, inventory step-up charges of $10.8 million and in-process R&D write-offs of $8.0 million.  The net loss for the fourth quarter of 2006 includes $1.8 million of primarily non-cash losses due to changes in the fair value of the Company’s interest rate hedging instruments and $1.6 million in restructuring costs, partially offset by $1.2 million in non-cash stock-based compensation credits.

Twelve Months Financial Results

Net sales for the year ended December 31, 2006 increased 3% to $474.1 million compared with $461.1 million in the corresponding period of 2005.  The net loss for the 2006 year was $(18.6) million compared to a net loss in the corresponding period of 2005 of $(104.8) million.  The net loss for the year ended December 31, 2005 includes the one-time charges referenced above relating to the 2005 transaction.  The net loss for the year ended December 31, 2006 includes inventory step up charges of $6.4 million, restructuring charges of $5.0 million and $1.1 million of non-cash stock-based compensation charges.

Pro Forma 2006 Financial Results (1)

Fourth Quarter Pro Forma Financial Results

Giving pro forma effect to the 2005 transaction and the Company’s acquisitions of Campbell Engineering, Inc. (“Campbell”) and Machining Technology Group, LLC (“MTG”) as if they had occurred as of January 1, 2005, net sales for the fourth quarter ended December 31, 2006 decreased 11% to $107.8 million compared with pro forma net sales of $121.2 million in the corresponding period of 2005.  Sales were negatively impacted 7% by the previously disclosed ramp-down of a select product line and 6% by slower orthopaedic end market conditions. The Company’s facility rationalization program also negatively impacted fourth quarter 2006 sales growth by approximately 1%.

Adjusted EBITDA (2) for the three months ended December 31, 2006 was $21.7 million, a decrease of 17% compared to Adjusted EBITDA of $26.3 million in the corresponding period of 2005.  Adjusted EBITDA declined due to lower sales and higher costs primarily related to new production start-up.

Twelve Months Pro Forma Financial Results

Pro forma net sales for the year ended December 31, 2006 decreased 1% to $474.1 million compared with pro forma net sales of $481.0 million in the corresponding period of 2005.  Sales were negatively impacted 6% by the ramp-down of a select product line and 1% by the Company’s facility rationalization program, partially offset by growth in the cardiology and endoscopy markets.

Adjusted EBITDA for the year ended December 31, 2006 decreased 4% to $101.7 million compared to Adjusted EBITDA of $105.5 million in the corresponding period of 2005.  Adjusted EBITDA declined due to lower sales, a less favorable product mix and higher costs primarily related to new production start-up.

Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial statements accompanying this press release.

Conference Call

Ken Freeman, Executive Chairman, and Stew Fisher, Executive Vice President and Chief Financial Officer, will discuss fourth quarter results in a conference call scheduled for today, February 27, 2007 at 4:30 p.m. (Eastern Time).  The teleconference can be accessed live on the Internet through the Investor Relations section of the Accellent Web site at www.accellent.com or by calling (800) 599-9816 pass code 67977102.   Please visit the Web site or dial in 10 to 15 minutes prior to the beginning of the call to download and install any necessary audio software.  A replay of the conference call will be available via www.accellent.com or by telephone at (888) 286-8010 pass code 71522949.

About Accellent

Accellent Inc. provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in design & engineering services, precision component fabrication, finished device assembly and complete supply chain management. These capabilities enhance customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently.   For more information, please visit www.accellent.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 30, 2006.  All forward-looking statements are expressly qualified in their entirety by such factors.

Accellent Inc.

Consolidated Condensed Statements of Operations

(in thousands)

(unaudited)

	Successor		Predecessor
	Three Months Ended December 31, 2006	Period From November 23 to December 31, 2005	Period From October 1 to November 22, 2005	Pro Forma Period From October 1 to November 22, 2005	Combined Three Months Ended December 31, 2005	Pro Forma Combined Three Months Ended December 31, 2005
Net sales	$107,811	$49,412	$71,482	$71,738	$120,894	$121,150
Cost of sales	77,343	44,533	48,908	48,533	93,441	93,066
Gross profit	30,468	4,879	22,574	23,205	27,453	28,084
Selling, general & admin. expenses	11,780	7,298	21,981	21,973	29,279	29,271
Research & development expenses	788	352	361	361	713	713
Restructuring charges	1,556	311	330	330	641	641
Merger related costs	—	8,000	47,925	—	55,925	8,000
Amortization of intangibles	4,301	1,839	1,070	2,482	2,909	4,321
Income (loss) from operations	12,043	(12,921)	(49,093)	(1,941)	(62,014)	(14,862)
Interest expense, net	(16,572)	(9,301)	(19,502)	(8,961)	(28,803)	(18,262)
Loss on derivative instruments	(1,761)	—	—	—	—	—
Other income (expense)	(222)	198	(29,880)	33	(29,682)	231
Loss before income taxes	(6,512)	(22,024)	(98,475)	(10,869)	(120,499)	(32,893)
Income tax expense (benefit)	1,164	478	(4,229)	(4,205)	(3,751)	(3,727)
Net loss	$(7,676)	$(22,502)	$(94,246)	$(6,664)	$(116,748)	$(29,166)

Accellent Inc.

Reconciliation of Net Income (Loss) to EBITDA to Adjusted EBITDA

(in thousands)

(unaudited)

	Successor		Predecessor
	Three Months Ended December 31, 2006	Period From November 23 to December 31, 2005	Period From October 1 to November 22, 2005	Pro Forma Period From October 1 to November 22, 2005	Combined Three Months Ended December 31, 2005	Pro Forma Combined Three Months Ended December 31, 2005

Net loss	$(7,676)	$(22,502)	$(94,246)	$(6,664)	$(116,748)	$(29,166)

Income tax expense (benefit)	1,164	478	(4,229)	(4,205)	(3,751)	(3,727)
Interest expense, net	16,572	9,301	19,502	8,961	28,803	18,262
Depr. and amortization	8,879	3,057	3,984	4,792	7,041	7,849
EBITDA (2)	$18,939	$(9,666)	$(74,989)	$2,884	$(84,655)	$(6,782)

Restructuring charges	1,556	311		330		641
Stock-based compensation	(1,193)	—		13,120		13,120
Inventory step-up	—	10,352		402		10,754
Merger related costs	—	8,000		—		8,000
Loss on derivative instruments	1,761	—		—		—
Losses from closed facilities	—	97		42		139
Other	671	227		196		423
Adjusted EBITDA (2)	$21,734	$9,321		$16,974		$26,295

Accellent Inc.

Consolidated Condensed Statements of Operations

(in thousands)

(unaudited)

	Successor		Predecessor
	Twelve Months Ended December 31, 2006	Period From November 23 to December 31, 2005	Period From January 1 to November 22, 2005	Pro Forma Period From January 1 to November 22, 2005	Combined Twelve Months Ended December 31, 2005	Pro Forma Combined Twelve Months Ended December 31, 2005
Net sales	$474,134	$49,412	$411,734	$431,573	$461,146	$480,985
Cost of sales	337,043	44,533	283,029	292,064	327,562	336,597
Gross profit	137,091	4,879	128,705	139,509	133,584	144,388
Selling, general & admin. expenses	58,458	7,298	71,520	72,861	78,818	80,159
Research & development expenses	3,607	352	2,655	2,654	3,007	3,006
Restructuring charges	5,008	311	4,154	4,154	4,465	4,465
Merger related costs	—	8,000	47,925	—	55,925	8,000
Amortization of intangibles	17,205	1,839	5,730	15,389	7,569	17,228
Income (loss) from operations	52,813	(12,921)	(3,279)	44,451	(16,200)	31,530
Interest expense, net	(65,338)	(9,301)	(43,233)	(55,718)	(52,534)	(65,019)
Other income (expense)	(727)	198	(29,985)	(149)	(29,787)	49
Loss before income taxes	(13,252)	(22,024)	(76,497)	(11,416)	(98,521)	(33,440)
Income tax expense	5,307	478	5,816	6,161	6,294	6,639
Net loss	$(18,559)	$(22,502)	$(82,313)	$(17,577)	$(104,815)	$(40,079)

Accellent Inc.

Reconciliation of Net Income (Loss) to EBITDA to Adjusted EBITDA

(in thousands)

(unaudited)

	Successor		Predecessor
	Twelve Months Ended December 31, 2006	Period From November 23 to December 31, 2005	Period From January 1 to November 22, 2005	Pro Forma Period From January 1 to November 22, 2005	Combined Twelve Months Ended December 31, 2005	Pro Forma Combined Twelve Months Ended December 31, 2005

Net loss	$(18,559)	$(22,502)	$(82,313)	$(17,577)	$(104,815)	$(40,079)

Income tax expense	5,307	478	5,816	6,161	6,294	6,639
Interest expense, net	65,338	9,301	43,233	55,718	52,534	65,019
Depr. and amortization	34,173	3,057	20,047	26,936	23,104	29,993
EBITDA (2)	$86,259	$(9,666)	$(13,217)	$71,238	$(22,883)	$61,572

Restructuring charges	5,008	311		4,154		4,465
Stock-based compensation	1,138	—		16,676		16,676
Inventory step-up	6,422	10,352		522		10,874
Merger related costs	—	8,000		—		8,000
Gain on derivative instruments	(79)	—		—		—
Losses from closed facilities	—	97		872		969
Other	2,913	227		2,682		2,909
Adjusted EBITDA (2)	$101,661	$9,321		$96,144		$105,465

Accellent Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005

Assets
Current assets
Cash and cash equivalents	$2,746	$8,669
Accounts receivable, net	49,994	54,916
Inventories	57,962	66,467
Prepaid expenses and other	4,169	3,877
Total current assets	114,871	133,929
Property and equipment, net	128,573	116,587
Goodwill	847,213	855,345
Intangibles, net	258,904	276,109
Deferred financing costs and other assets	24,033	26,478
Total assets	$1,373,594	$1,408,448

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$4,014	$4,018
Accounts payable	20,338	21,289
Accrued expenses	27,262	39,150
Total current liabilities	51,614	64,457
Notes payable and long-term debt	696,515	697,074
Other long-term liabilities	39,205	28,117
Total liabilities	787,334	789,648
Stockholder’s equity	586,260	618,800
Total liabilities and stockholder’s equity	$1,373,594	$1,408,448

(1)           The Company has presented pro forma results of operations for the periods presented because (i) its 2005 historical results do not include operating results of Campbell and MTG prior to their acquisitions and (ii) the capital structure changed significantly on November 22, 2005 as a result of the KKR and Bain acquisition of the Company and the related financings and other transactions. Accordingly, the Company believes the pro forma results of operations presented herein are useful in understanding its 2006 and 2005 operating results. The Company’s pro forma results of operations for the periods presented give effect to the following transactions as if they had occurred on January 1, 2005:  the acquisitions of Campbell and MTG; and the new debt incurred in connection with the KKR and Bain acquisition of the Company.   The pro forma information included herein is presented for comparative purposes only and does not purport to represent what the Company’s results of operations would actually have been had these transactions occurred on the date indicated or to project the Company’s results of operations for any future period or date. The basis for the Company’s pro forma results related to the acquisitions is detailed in the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission (Commission File No. 333-130470) on February 14, 2006.

 (2)          EBITDA and Adjusted EBITDA presented in this press release are supplemental measures of our performance that are not required by, or presented in accordance with GAAP.  EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.

EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items, the pro forma effect of acquisitions as if they had taken place at the beginning of the periods covered by the covenant calculation and other adjustments, all of which are required in calculating covenant ratios and compliance under the indenture governing our senior subordinated notes and under our senior secured credit facility. For the periods presented, Adjusted EBITDA includes adjustments for: restructuring and other related charges, gains and losses from derivative instruments, gain on sale of property, non-operating currency transaction losses, certain stock compensation related charges, severance, gain on recovery of accounts receivable acquired as part of MedSource acquisition, write-off of inventory step-up, executive relocation, losses from closed facilities, acquired Adjusted EBITDA from Campbell and MTG for the periods prior to the actual date of each respective acquisition, acquisition deal expenses and management fees.

We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indenture governing our senior subordinated notes and under our senior secured credit facility.  Adjusted EBITDA is a material component of these covenants.  We also present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.